EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 25, 2004 and December 27, 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the fiscal years ended December 25, 2004, December 27, 2003, and December 28, 2002, and all related financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting as of December 25, 2004 and the effectiveness of internal controls over financial reporting as of December 25, 2004, which reports appear in the December 25, 2004 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

Jacksonville, Florida
February 28, 2005